Exhibit 99.1

Waste Connections Reports Fourth Quarter and 2004 Results and Provides 2005 Outlook

     FOLSOM, Calif.--(BUSINESS WIRE)--Feb. 22, 2005--Waste Connections, Inc. (NYSE:WCN)

     -- Reports record 2004 free cash flow of $99.5 million, or 15.8% of revenue

     --   Reports 2004 internal growth of 4.4% including commodities

     --   Acquires approximately $40 million annualized revenue in 2004

     Waste Connections, Inc. (NYSE:WCN) today announced fourth quarter earnings of $0.30 per share from continuing operations on a diluted basis of 49.3 million shares compared to $0.39 in the year ago period. Management noted that the fourth quarter 2004 results included approximately $5.7 million of pre-tax expenses (approximately $3.6 million net of taxes) associated with previously expected and announced items, including a $1.6 million pre-tax non-cash charge associated with redeeming its $200 million term loan in conjunction with the refinancing of its senior credit facility, a $2.1 million pre-tax non-cash loss on sale of a corporate aircraft, and a $2 million reserve for a severe auto-related accident in the quarter. Management also noted in the quarter that insurance costs, excluding the severe accident, increased approximately $2.4 million (approximately $1.5 million net of taxes) associated with changes in actuarial estimates for existing claims under our self insurance program.
     Revenue for the fourth quarter of 2004 was $163.7 million, an 11.9% increase over revenue of $146.3 million in the fourth quarter of 2003. Operating income for the fourth quarter of 2004, including the insurance-related items and loss on sale of asset noted above, was $32.1 million compared to operating income of $37.8 million in the fourth quarter of 2003.
     For the year ended December 31, 2004, revenue was $629.4 million, a 15% increase over revenue of $547 million in the year ago period. Including the loss on sale of asset and insurance-related items noted above, operating income for the year was $150.3 million compared to operating income of $145.2 million in 2003. Net income from continuing operations for 2004, including a $1.1 million after-tax charge for early retirement of convertible notes in the second quarter and the fourth quarter items previously noted, was $72.5 million compared to net income from continuing operations of $65.7 million before a gain resulting from the cumulative effect of adopting SFAS No. 143 in the prior year period, and diluted earnings per share from continuing operations for 2004 was $1.50 compared to $1.45 before the gain on accounting change in the year ago period.
     In the fourth quarter of 2004, Waste Connections classified as discontinued operations the results of its Georgia operations that were swapped with Waste Industries. All periods presented have been restated to present the results for these operations as discontinued operations, as well as the results of the previously sold operations in Eastern Washington.
     Ronald J. Mittelstaedt, Chairman and Chief Executive Officer, said, "Our corporate theme in 2004 focused on execution and accountability, and that focus remains the same in 2005. We are extremely pleased with our 2004 performance in that we met or exceeded all of the financial targets we laid out last February based on items more in our control. Internal growth and free cash flow, in particular, both surpassed our initial expectations, and we improved our competitive position and expanded margins in many of our markets. Although we executed well on the factors we could control, a less controllable expense - insurance - was the primary item that hurt us in the year. In addition to the severe accident, our actuaries, in conjunction with the year end audit, this month increased their estimates for claims outstanding at year end. While estimated ultimate insurance costs are projected by actuaries based on industry standards, we believe our proactive approach to risk management could ultimately reduce our potential exposure. More importantly, our outlook for 2005 is consistent with pre-budget expectations communicated in October despite assumed increases in insurance costs going forward as a result of our year end actuarial review."
     Mr. Mittelstaedt continued, "In the fourth quarter we closed our previously announced acquisitions, bringing the total annualized revenues acquired in the year to approximately $40 million. Our acquisition of Northwest Container Services positions us to provide a comprehensive offering for both intermodal and disposal services to more effectively compete for rail-hauled disposal volumes into our landfills in the Pacific Northwest. We also completed the previously announced multi-market asset swap where we exited Georgia and strengthened our position in the Eastern Tennessee and Northern Mississippi markets. In December, the Kansas Supreme Court ruled in our favor by declining to hear the plaintiff's appeal regarding the proposed Harper County Landfill. We are now pressing forward to obtain the final permit and commence construction of that landfill as early as mid-2005. Additionally in the quarter, we took advantage of our strong credit profile and refinanced our senior credit facility in order to lower our average borrowing cost, expand the available credit capacity, and pre-approve a potential early redemption of our existing convertible notes that become callable beginning May 2006. Finally, we repurchased $72.9 million of common stock primarily during the second half of 2004. We expect to repurchase a minimum $100 million of additional stock under our repurchase program in 2005, representing approximately 6% of outstanding shares. Our strong financial profile and operating performance provide us the flexibility to both repurchase stock and pursue an acquisition program focused on the more attractive, exclusive markets on the West Coast."

     2005 OUTLOOK

     Waste Connections also announced its outlook for 2005. The Company's outlook excludes the impact of any additional acquisitions that may be completed during the year and any new landfills that might be opened during the year. The Company's outlook also excludes the impact related to expensing of stock options and reclassification in the statement of cash flows of the tax benefit related to exercise of stock options under the FASB's statement 123R, which is effective for quarters beginning after June 15, 2005. The outlook provided below is forward looking, and actual results may differ materially depending on risks and uncertainties detailed at the end of this release and in our periodic SEC filings.

     -- Revenue is estimated to range between $690 million and $700 million. This assumes internal growth of approximately 3.0% to 4.0%, excluding the impact of commodities, with around 2.5% from price and the remainder from volume. Intermodal services revenue is estimated at approximately $40 million and is included in the range.

     -- Selling, general and administrative expense is estimated at approximately 9.7% of revenue, subject to quarterly fluctuations.

     -- Depreciation, depletion and amortization is estimated at approximately 8.9% of revenue, subject to quarterly fluctuations.

     -- Operating income is estimated at approximately 24.5% of revenue, subject to quarterly fluctuations.

     -- Operating income before depreciation and amortization is estimated to range between $230 million and $233 million, or approximately 33.4% of revenue. As a percentage of revenue, this reflects the blended impact of year-over-year margin improvements in the solid waste business with the lower margin intermodal services business.

     -- Minority interest expense is estimated at approximately 1.7%, subject to quarterly fluctuations.

     -- Effective tax rate is expected to be 37.2%, subject to quarterly fluctuations.

     -- Net cash provided by operating activities is estimated to be between 25% and 26% of revenue, subject to quarterly fluctuations.

     -- Capital expenditures are estimated to be $70 million, or approximately 10% of revenue, plus an estimated $10 to $15 million for the construction of a new collection facility in Pierce County, Washington and permitting and partial construction of portions of three new landfills in existing markets.

     Waste Connections will be hosting a conference call related to fourth quarter earnings and the 2005 outlook on February 23rd at 8:30 A.M. Eastern Time. The call will be broadcast live over the Internet at www.streetevents.com and through a link on our web site at www.wasteconnections.com. A playback of the call will be available at both of these sites.
     Waste Connections, Inc. is an integrated solid waste services company that provides solid waste collection, transfer, disposal and recycling services in mostly secondary markets in the Western and Southern U.S. The Company serves more than one million residential, commercial and industrial customers from a network of operations in 22 states. The Company also provides intermodal services for the movement of containers in the Pacific Northwest. Waste Connections, Inc. was founded in September 1997 and is headquartered in Folsom, California. For more information, visit the Waste Connections web site at www.wasteconnections.com. Copies of financial literature, including this release, are available on the Waste Connections web site or through contacting us directly at (916) 608-8200.

     For non-GAAP measures, see accompanying Non-GAAP Reconciliation Schedule.

     Certain statements contained in this press release are forward-looking in nature. These statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates" or the negative thereof or comparable terminology, or by discussions of strategy. Waste Connections' business and operations are subject to a variety of risks and uncertainties and, consequently, actual results may differ materially from those projected by any forward-looking statements. Factors that could cause actual results to differ from those projected include, but are not limited to, the following: (1) Waste Connections may be unable to compete effectively with governmental service providers and larger and better capitalized companies, which may result in reduced revenues and lower profits;
(2)increases in the costs of labor, disposal, fuel or energy could reduce operating margins; (3) increases in insurance costs and the amount that we self-insure for various risks could reduce our operating margins and reported earnings; (4) difficulties in making acquisitions, acquiring exclusive contracts and generating internal growth may cause Waste Connections' growth to be slower than expected; (5) Waste Connections may lose contracts through competitive bidding, early termination or governmental action, which would cause its revenues to decline;(6) Waste Connections' growth and future financial performance depend significantly on its ability to integrate acquired businesses into its organization and operations; (7) Waste Connections' acquisitions may not be successful, resulting in changes in strategy, operating losses or a loss on sale of the business acquired; and (8) timing of acquisitions may cause fluctuations in Waste Connections' quarterly results, which may cause its stock price to decline. These risks and uncertainties, as well as others, are discussed in greater detail in Waste Connections' filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. There may be additional risks of which Waste Connections is not presently aware or that it currently believes are immaterial which could have an adverse impact on its business. Waste Connections makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made.


                        WASTE CONNECTIONS, INC.
                   CONSOLIDATED STATEMENTS OF INCOME
       THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2003 AND 2004
                              (Unaudited)
          (in thousands, except share and per share amounts)


                         Three months ended     Twelve months ended
                            December 31,            December 31,
                       -----------------------------------------------
                             2003        2004        2003        2004
                       ----------- ----------- ----------- -----------

Revenues                 $146,302    $163,657    $547,035    $629,363
Operating expenses:
     Cost of operations    82,135      98,513     304,111     359,542
     Selling, general
      and administrative   13,790      15,818      51,772      61,761
     Depreciation and
      amortization         12,720      14,836      45,717      55,424
     Loss (gain) on
      sale of assets         (109)      2,400         193       2,317
                       ----------- ----------- ----------- -----------
Operating income           37,766      32,090     145,242     150,319

Interest expense           (7,828)     (4,799)    (31,666)    (21,724)
Minority interests         (2,743)     (2,525)    (10,549)    (11,520)
Other income (expense),
 net                           33      (1,417)        160      (2,817)
                       ----------- ----------- ----------- -----------
Income from continuing
 operations before
 income tax                27,228      23,349     103,187     114,258

Income tax provision       (9,419)     (8,737)    (37,470)    (41,748)
                       ----------- ----------- ----------- -----------
Income from continuing
 operations                17,809      14,612      65,717      72,510
Loss from discontinued
 operations, net of tax      (519)       (165)       (403)       (239)
Cumulative effect of
 change in accounting
     principle, net of
      tax expense               -           -         282           -
                       ----------- ----------- ----------- -----------

Net income                $17,290     $14,447     $65,596     $72,271
                       =========== =========== =========== ===========

Basic earnings per
 common share:
   Continuing
    operations              $0.41       $0.31       $1.54       $1.56
   Discontinued
    operations              (0.01)      (0.01)      (0.01)      (0.01)
   Cumulative effect
    of change in
    accounting
    principle                   -           -        0.01           -
                       ----------- ----------- ----------- -----------
   Net income per
    common share            $0.40       $0.30       $1.54       $1.55
                       =========== =========== =========== ===========

Diluted earnings per
 common share(a):
   Continuing
    operations              $0.39       $0.30       $1.45       $1.50
   Discontinued
    operations              (0.01)          -       (0.01)          -
   Cumulative effect
    of change in
    accounting
    principle                   -           -         .01           -
                       ----------- ----------- ----------- -----------
   Net income per
    common share            $0.38       $0.30       $1.45       $1.50
                       =========== =========== =========== ===========

Shares used in the per
 share calculations:
   Basic               42,807,170  47,908,324  42,490,944  46,581,441
                       =========== =========== =========== ===========
   Diluted             49,609,887  49,304,869  49,307,478  49,470,217
                       =========== =========== =========== ===========


(a) Diluted earnings per share assumes conversion of the 5.5% Convertible Subordinated Notes due 2006 prior to its redemption on April 15, 2004. The interest expense related to these notes, net of tax effects, for the three months ended December 30, 2003 was $1,476, and for the twelve months ended December 31, 2003 and 2004 was $5,902 and $1,707, respectively.


                        WASTE CONNECTIONS, INC.
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                              (Unaudited)
          (in thousands, except share and per share amounts)


                                                 Dec. 31,    Dec. 31,
                                                    2003        2004
                                               ----------- -----------
ASSETS
Current assets:
   Cash and equivalents                            $5,276      $3,610
   Accounts receivable, less allowance for
    doubtful accounts of $2,570 and $2,414 at
    December 31, 2003 and 2004, respectively       72,474      80,864
   Prepaid expenses and other current assets       11,270      17,008
                                               ----------- -----------
    Total current assets                           89,020     101,482

Property and equipment, net                       613,225     640,730
Goodwill, net                                     590,054     642,773
Intangible assets, net                             64,784      68,741
Restricted cash                                    17,734      14,159
Other assets, net                                  21,135      23,598
                                               ----------- -----------
                                               $1,395,952  $1,491,483
                                               ----------- -----------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                               $38,682     $42,941
   Accrued liabilities                             31,920      37,944
   Deferred revenue                                23,738      24,155
   Current portion of long-term debt and notes
    payable                                         9,740       9,266
                                               ----------- -----------
         Total current liabilities                104,080     114,306

Long-term debt and notes payable                  601,891     489,343
Other long-term liabilities                         8,400       9,020
Deferred income taxes                             120,162     146,871
                                               ----------- -----------
        Total liabilities                         834,533     759,540

Commitments and contingencies
Minority interests                                 23,925      24,421

Stockholders' equity:
Preferred stock: $0.01 par value; 7,500,000
 shares authorized; none issued and outstanding         -           -
Common stock: $0.01 par value; 50,000,000 and
 100,000,000 shares authorized at
 December 31, 2003 and 2004, respectively;
 43,000,182 and 47,605,791 shares issued and
 outstanding at  December 31, 2003 and 2004,
 respectively                                         430         476
Additional paid-in capital                        348,003     444,404
Deferred stock compensation                          (436)     (1,598)
Retained earnings                                 189,094     261,365
Accumulated other comprehensive income                403       2,875
                                               ----------- -----------
   Total stockholders' equity                     537,494     707,522
                                               ----------- -----------
                                               $1,395,952  $1,491,483
                                               ----------- -----------

                        WASTE CONNECTIONS, INC.
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
            TWELVE MONTHS ENDED DECEMBER 31, 2003 AND 2004
                              (Unaudited)
                        (Dollars in thousands)

                                                       Twelve months
                                                           ended
                                                        December 31,
                                                   -------------------
                                                       2003      2004
                                                   --------- ---------


Cash flows from operating activities:
Net income                                          $65,596   $72,271
Adjustments to reconcile net income to
   net cash provided by operating activities:
  Loss on disposal of assets                            371     2,398
  Gain on disposal of operations                         --       (68)
  Depreciation                                       45,670    54,470
  Amortization of intangibles                         1,677     2,477
  Deferred income taxes, net of acquisitions         27,931    26,566
  Minority interests                                 10,549    11,520
  Cumulative effect of change in accounting
   principle                                           (448)       --
  Amortization of debt issuance costs                 2,403     3,685
  Stock-based compensation                              345       972
  Interest income on restricted cash                   (302)     (275)
  Closure and post-closure accretion                    437       421
  Tax benefit on the exercise of stock options        3,078     8,195
  Net change in operating assets and liabilities,
   net of acquisitions                                  (54)   (3,007)
                                                   --------- ---------
Net cash provided by operating activities           157,253   179,625
                                                   --------- ---------

Cash flows from investing activities:
     Payments for acquisitions, net of cash
      acquired                                      (84,855)  (46,784)
     Capital expenditures for property and
      equipment                                     (70,213)  (71,201)
     Investment in unconsolidated entity             (5,300)       --
     Proceeds from disposal of assets                 1,496     2,088
     Decrease (increase) in restricted cash, net of
      interest income                                (2,093)    3,405
     Net change in other assets                         (24)       27
                                                   --------- ---------
Net cash used in investing activities              (160,989) (112,465)
                                                   --------- ---------

Cash flows from financing activities:
     Proceeds from long-term debt                   108,940   368,500
     Principal payments on notes payable and long-
      term debt                                    (102,469) (388,825)
     Proceeds from option and warrant exercises      12,271    36,959
     Distributions to minority interest holders      (9,702)  (11,025)
     Payments for repurchase of common stock             --   (72,889)
     Debt issuance costs                             (4,095)   (1,546)
                                                   --------- ---------
Net cash used in financing activities                 4,945   (68,826)
                                                   --------- ---------

Net increase (decrease) in cash and equivalents       1,209    (1,666)
Cash and equivalents at beginning of period           4,067     5,276
                                                   --------- ---------
Cash and equivalents at end of period                $5,276    $3,610
                                                   --------- ---------

                         ADDITIONAL STATISTICS
            THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2004
                        (Dollars in thousands)

Internal Growth: The following table reflects revenue growth for operations owned for at least 12 months:


                        Three Months Ended         Twelve Months Ended
                         December 31, 2004           December 31, 2004
                       -------------------         -------------------
Price                                 2.8%                        2.8%
Volume                                  -                         0.8%
Recycling                             0.6%                        0.8%
                       -------------------         -------------------
Total                                 3.4%                        4.4%


Uneliminated Revenue Breakdown:


                            Three Months Ended   Twelve Months Ended
                             December 31, 2004    December 31, 2004
                           --------------------- --------------------

Collection                    $119,037     63.7%     $471,233   65.5%
Disposal and Transfer           52,251     28.0%      209,324   29.1%
Recycling and Other              8,748      4.7%       32,511    4.5%
Intermodal                       6,721      3.6%        6,721    0.9%
                           ------------ -------- ------------- ------
Total                         $186,757    100.0%     $719,789  100.0%

Inter-company elimination      $23,100                $90,426


Days Sales Outstanding: 45 (Three months ended December 31, 2004;
unadjusted for transactions closed in the quarter)

Internalization: 68% (Three months ended December 31, 2004)

Other Cash Flow Items for the three months ended December 31, 2004:
   Cash Interest Paid: $4,874
   Cash Taxes Paid:    $6,790

Debt to Capitalization as of December 31, 2004: 41.3%
 Total Debt divided by Total Debt plus Total Stockholders' Equity:
 ($489,343 + $9,266) / ($489,343 + $9,266 + $707,522) = 41.3%

Share Information for the three months ended December 31, 2004:

 Basic shares outstanding         47,908,324
 Dilutive effect of options and
  warrants                         1,268,860
 Dilutive effect of convertible
  notes                               82,099
 Dilutive effect of restricted
  stock                               45,586
                                ------------
 Diluted shares outstanding       49,304,869

 Shares repurchased                  646,700


                   NON-GAAP RECONCILIATION SCHEDULE
            THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2004
          (in thousands, except share and per share amounts)

Free cash flow, a non-GAAP financial measure, is provided supplementally because it is widely used by investors as a valuation and liquidity measure in the solid waste industry. This measure should be used in conjunction with GAAP financial measures. Management uses free cash flow as one of the principal measures to evaluate and monitor the ongoing financial performance of our operations. Other companies may calculate free cash flow differently.

Free cash flow reconciliation:


                               Three Months Ended Twelve Months Ended
                                December 31, 2004   December 31, 2004
                               ------------------ -------------------
Net cash provided by
 operating activities                    $43,144            $179,625
Plus cash proceeds from
 disposal of assets                        1,370               2,088
Less: Capital expenditures               (15,000)            (71,201)
Less: Distributions to minority
 interest holders                         (2,156)            (11,025)
                               ------------------ -------------------
Free cash flow                           $27,358             $99,487
                               ------------------ -------------------
Free cash flow as % revenues                16.7%               15.8%


     CONTACT: Waste Connections, Inc.
              Worthing Jackman, 916-608-8266
              worthingj@wasteconnections.com